As filed with the Securities and Exchange Commission on August 1, 2011.
Registration No. 333-89030

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-89030
UNDER THE SECURITIES ACT OF 1933

SRA INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	54-1360804 (I.R.S. Employer Identification No.)
4350 Fair Lakes Court
Fairfax, VA 22033
(703) 803-1500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
SRA International, Inc. 2002 Stock Incentive Plan, Stock Option Plan, as amended,
Key Employee Incentive Plan
(Full titles of the Plans)

General Counsel
SRA International, Inc.
4350 Fair Lakes Court
Fairfax, VA 22033
(703) 803-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statement of SRA International, Inc. (the “Company”) on Form S-8, File No. 333-89030, originally filed on May 24, 2002 (the “Registration Statement”), registering 8,476,349 shares of class A common stock, $0.004 par value per share (“Company Common Stock”) (i) 3,529,411 shares of Company Common Stock under the SRA International, Inc., 2002 Stock Incentive Plan; (ii) 3,630,471 shares of Company Common Stock under the Stock Option Plan, as amended; and (iii) 1,316,467 shares of Company Common Stock under the Key Employee Incentive Plan.
Effective as of July 20, 2011, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2011, among the Company, Sterling Parent Inc. (“Parent”), a Delaware corporation, and Sterling Merger Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”). The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2011.
As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements including the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and (in accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of this Post-Effective Amendment.
The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (“Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement referenced herein to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on August 1, 2011.

SRA INTERNATIONAL, INCORPORATED (Registrant)
By:	/s/ MARK D. SCHULTZ
Mark D. Schultz
Senior Vice President & General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.